Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288328

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated April 7, 2026)

NAMIB MINERALS

PROSPECTUS FOR
Up to 87,548,686 Ordinary Shares

Up to 18,576,712 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 7,212,394 Warrants to Purchase Ordinary Shares

This Prospectus Supplement No. 1 (this “Supplement”) updates and supplements the prospectus dated April 7, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (File No. 333-288328) (as amended, the “Registration Statement”), related to (i) the offer and resale from time to time by the Selling Securityholders of up to (a) 87,548,686 Ordinary Shares (including 7,212,394 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) 7,212,394 Sponsor Warrants, and (ii) the issuance by us of up to 18,576,712 Ordinary Shares upon exercise of the Warrants. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

The purpose of this Supplement is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on June 5, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Supplement, any amendments to the Registration Statement, or subsequent supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements or amendments to the Prospectus) carefully before you make your investment decision.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “NAMM,” and our Warrants are listed on the Nasdaq Capital Market under the symbol “NAMMW.” On June 4, 2026, the closing trading prices of our Ordinary Shares and Warrants were $2.00 and $0.2449, respectively.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, AS SUPPLEMENTED BY THIS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is June 5, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2026

Commission File Number 001-42685

Namib Minerals

(Translation of registrant’s name into English)

71 Fort Street, PO Box 500,

Grand Cayman, Cayman Islands, KY1-1106

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Resignation of Director

Effective June 3, 2026, Ibrahima Tall resigned as a director of Namib Minerals (the “Company”). Mr. Tall’s decision did not involve any disagreement with the board of directors of the Company, or the Company’s management, operations, policies or practices.

Appointment of Director

On June 4, 2026, the board of directors of the Company (the “Board”) approved the appointment of Mr. Pascoal Alberto Bacela, age 63, effective immediately, as a Class II director filling the vacancy created by the resignation of Molly P. Zhang (aka Peifang Zhang) who resigned as director of the Company effective April 1, 2026. Mr. Bacela will serve as an independent director of the Company and his initial term will expire at the 2027 annual general meeting of the Company. Additionally, Mr. Bacela was appointed as a member of the audit committee. Mr. Bacela will be entitled to receive compensation in accordance with the Company’s compensation policy for independent directors.

Over the course of his career, Mr. Bacela has accumulated in-depth knowledge of the energy sector of Mozambique and the Southern African Development Community region. Mr. Bacela has 22 years of experience as National Director of Energy in the Ministry of Mineral Resources and Energy of Mozambique, from 1999 to 2022 followed by two years as Adviser to the Ministry of Mineral Resources and Energy of Mozambique from 2022 to 2024. In his capacity as National Director of Energy, he was responsible for the implementation of the sector policies and development programs for the power sector, promoting public and private investment and monitoring and evaluating the performance of public and private power generation and transmission projects. As part of the decision-making team at the Ministry of Mineral Resources and Energy, he successfully led several energy project selection processes based on economic and environmental viability criteria, leading to their implementation by public and private investors. Mr. Bacela holds a BSc degree in Power Engineering from the Eduardo Mondlane University, Mozambique.

This report on Form 6-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent specifically provided in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAMIB MINERALS

By:	/s/ Siphesihle Mchunu
Name:	Siphesihle Mchunu
Title:	General Counsel

Date: June 5, 2026

 2